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                     September 23, 2021

       David Sgro
       Chief Executive Officer
       Legato Merger Corp.
       777 Third Avenue, 37th Floor
       New York, New York 10017

                                                        Re: Legato Merger Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 7, 2021,
as amended
                                                            File No. 001-39906

       Dear Mr. Sgro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Jeffrey M. Gallant